Exhibit 99.1
Optinose Reports Fourth Quarter and Full Year 2022 Financial Results
and Recent Operational Highlights

Company reports fourth quarter and full year 2022 XHANCE net revenue of $20.9 million and $76.3 million

Company submitted sNDA for XHANCE label expansion in February 2023

Physicians diagnose chronic sinusitis 10 times more frequently than XHANCE’s current nasal polyps indication and there is no FDA-approved medication for these patients

Conference call and webcast to be held today at 8:00 a.m. Eastern Time

YARDLEY, Pa., March 7, 2023 Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today reported financial results for the quarter and year ended December 31, 2022, and provided recent operational highlights.

"Our strategic focus for 2023 is on working to secure the first-ever drug approval for patients with chronic sinusitis," stated CEO Ramy Mahmoud, MD, MPH. "This year, we are also preparing our organization for that future opportunity by taking actions to increase the efficiency of our current business and to prepare for a successful launch aimed at rapidly making the product available to millions of patients in need."

Fourth Quarter 2022 and Recent Highlights

Chronic Sinusitis Supplemental New Drug Application (sNDA)
On February 16th, the Company submitted a supplemental New Drug Application for XHANCE® (fluticasone propionate) Exhalation Delivery System™ seeking a new indication for treatment of adults with chronic rhinosinusitis to the U.S. Food and Drug Administration (FDA). The company anticipates a submission acceptance decision by FDA by the start of May 2023. Assuming acceptance and a standard review period the Company expects the FDA's PDUFA action date to be in December 2023.

Scientific Meeting Presentations
Data from the landmark ReOpen program evaluating the efficacy and safety of XHANCE in adult patients with chronic sinusitis was presented at IDWeek 2022 on October 21, 2022 and at the American College of Asthma, Allergy and Immunology (ACAAI) 2022 Annual Scientific Meeting on November 12, 2022.

Fourth Quarter and Full Year 2022 Financial Results

Revenue
The Company reported $20.9 million in net revenue from sales of XHANCE during the three-month period ended December 31, 2022, a decrease of 7% compared to $22.5 million during the three-month period ended December 31, 2021. This decrease was primarily driven by a decrease in prescription volumes. For the twelve-month period ended December 31, 2022, the Company reported $76.3 million in net revenue from sales of XHANCE, an increase of 4% compared to $73.7 million during the twelve-month period ended December 31, 2021.

Expenses and net loss
For the three-month and twelve-month periods ended December 31, 2022, research and development expenses were $2.9 million and $15.3 million, respectively. Selling, general and administrative expenses were $23.3 million and $107.6 million during the three-month and twelve-month periods ended December 31, 2022, respectively. The net loss for the three-month period ended December 31, 2022 was $15.1 million, or $0.17 per share (basic and diluted). The net loss for the twelve-month period ended December 31, 2022 was $74.8 million, or $0.87 per share (basic and diluted).

Cash
The Company had cash and cash equivalents of $94.2 million as of December 31, 2022.

Corporate Guidance

Operating Expenses
The Company has prioritized the potential launch of XHANCE as a treatment for chronic sinusitis and will reduce total GAAP operating expenses for full year 2023 compared to full year 2022 by approximately $30.0 million or 25%. Approximately half of the $30.0 million reduction is attributable to sales and marketing and the remainder is attributable to reduced research and development, and general and administrative expenses. As part of actions intended to reduce total operating expenses for full year 2023 the Company reduced its number of territory managers by approximately 15% at the end of 2022. As a result of these actions, the Company expects total GAAP operating expenses for 2023 to be in the range of $90.0 to $95.0 million, of which the Company expects stock-based compensation to be approximately $8.0 million.

XHANCE Net Revenue and Average Net Revenue per Prescription
The Company expects XHANCE net revenues for the full year of 2023 to be between $62.0 to $68.0 million. XHANCE net revenues attributable to a launch as a treatment for patients with chronic sinusitis are not assumed in the full year 2023 guidance range. In addition, the Company's expectation for full year 2023 XHANCE net revenues includes its expectation that first quarter 2023 XHANCE net revenues will be approximately $10.0 million. The Company expects XHANCE average net revenue per prescription to be approximately $200 for full year 2023.

Company to Host Conference Call

Members of the Company’s leadership team will host a conference call and presentation to discuss financial results and corporate updates beginning at 8:00 a.m. Eastern Time today.

Participants may access the conference call live via webcast by visiting the Investors section of Optinose’s website at http://ir.optinose.com/presentations. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a personal PIN that can be used to access the call. In addition, a replay of the webcast will be available on the Company website for 60 days following the event.

OptiNose, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues:
Net product revenues	$20,856	$22,509	$76,276	$73,652
Licensing revenues	—	—	—	1,000
Total revenues	20,856	22,509	76,276	74,652
Costs and expenses:
Cost of product sales	2,981	2,575	9,263	9,151
Research and development	2,921	5,260	15,260	25,318
Selling, general and administrative	23,310	26,340	107,649	106,633
Total costs and expenses	29,212	34,175	132,172	141,102
Loss from operations	(8,356)	(11,666)	(55,896)	(66,450)
Other expense	6,793	3,958	18,937	15,846
Net loss	$(15,149)	$(15,624)	$(74,833)	$(82,296)
Net loss per share of common stock, basic and diluted	$(0.17)	$(0.23)	$(0.87)	$(1.45)
Weighted average common shares outstanding, basic and diluted	94,960.91	67,831,835	85,900,139	56,851,921

OptiNose, Inc.
Condensed Consolidated Balance Sheet Data
(in thousands)

	December 31,	December 31,
	2022	2021

Cash and cash equivalents	$94,244	$110,502
Other assets	49,978	55,569
Total assets	$144,222	$166,071

Total current liabilities (1)	178,729	$59,235
Long-term debt, net	—	126,418
Other liabilities	22,116	2,190
Total stockholders' equity	(56,623)	(21,772)
Total liabilities and stockholders' equity	$144,222	$166,071

(1) – The principal balance of our loan payable has been classified as a current liability in accordance with Generally Accepted Accounting Principals ("GAAP") because the Company believes that it is probable that it will not be able to maintain compliance with certain financial and liquidity covenants contained in the Note Purchase Agreement for at least the next 12-months. As a result, the Company's audited financial statements for the year ended December 31, 2022 (“2022 Audited Financial Statements”) will state that there is substantial doubt about the Company's ability to continue as a going concern (i.e., a "going concern" paragraph). Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (including the 2022 Audited Financial Statements) which will be filed after the issuance of this press release for additional information.

About Optinose
Optinose is a specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

About XHANCE
XHANCE is a drug-device combination product that uses the Exhalation Delivery System (also referred to as the EDS) designed to deliver a topical anti-inflammatory to the high and deep regions of the nasal cavity where sinuses ventilate and drain. XHANCE is approved by the U.S. Food and Drug Administration for the treatment of chronic rhinosinusitis with nasal polyps in patients 18 years of age or older and has been studied for treatment of chronic sinusitis (notably including patients without polyps in the nasal cavity) in two phase 3 trials, ReOpen1 and ReOpen2. Top-line results from these trials are the first ever that we are aware of that show improvement in both symptoms and inflammation inside the sinuses, and reduction in acute exacerbations of disease, with a nasal therapy for chronic sinusitis patients, including patients with or without nasal polyps. If approved, XHANCE may be the first drug ever FDA-approved for treatment of chronic rhinosinusitis either with or without nasal polyps.

Important Safety Information

CONTRAINDICATIONS: Hypersensitivity to any ingredient in XHANCE.

WARNINGS AND PRECAUTIONS:

•Local Nasal Adverse Reactions: epistaxis, erosion, ulceration, septal perforation, Candida albicans infection, and impaired wound healing. Monitor patients periodically for signs of possible changes on the nasal mucosa. Avoid use in patients with recent nasal ulcerations, nasal surgery, or nasal trauma until healing has occurred.
•Close monitoring for glaucoma and cataracts is warranted.
•Hypersensitivity reactions (e.g., anaphylaxis, angioedema, urticaria, contact dermatitis, rash, hypotension, and bronchospasm) have been reported after administration of fluticasone propionate. Discontinue XHANCE if such reactions occur.
•Immunosuppression and Risk of Infection: potential increased susceptibility to or worsening of infections (e.g., existing tuberculosis; fungal, bacterial, viral, or parasitic infection; ocular herpes simplex). Use with caution in patients with these infections. More serious or even fatal course of chickenpox or measles can occur in susceptible patients.
•Hypercorticism and adrenal suppression may occur with very high dosages or at the regular dosage in susceptible individuals. If such changes occur, discontinue XHANCE slowly.
•Patients with major risk factors for decreased bone mineral content should be monitored and treated with established standards of care.

ADVERSE REACTIONS: The most common adverse reactions (incidence ≥ 3%) are epistaxis, nasal septal ulceration, nasopharyngitis, nasal mucosal erythema, nasal mucosal ulcerations, nasal congestion, acute sinusitis, nasal septal erythema, headache, and pharyngitis.

DRUG INTERACTIONS: Strong cytochrome P450 3A4 inhibitors (e.g., ritonavir, ketoconazole): Use not recommended. May increase risk of systemic corticosteroid effects.

USE IN SPECIFIC POPULATIONS: Hepatic impairment. Monitor patients for signs of increased drug exposure.

Please see full Prescribing Information, including Instructions for Use

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to the potential benefits of XHANCE for the treatment of chronic sinusitis; the Company's expectation for a submission acceptance decision by the FDA by the start of May 2023 and expectation that the FDA's PDUFA action date to be in December 2023; the potential for XHANCE to be the first FDA-approved drug treatment for chronic sinusitis and the potential benefits thereof; projected average net revenue per prescription for full year 2023; projected XHANCE net revenue for first quarter and full year 2023; projected Company GAAP operating expenses and stock-based compensation for 2023; potential non-compliance with certain covenants under the Amended and Restated Pharmakon Note Purchase Agreement and the consequences thereof; and other statements regarding the Company's future operations, financial performance, financial position, prospects, objectives, strategies and other future events. Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: physician and patient acceptance of XHANCE for its current and any potential future indication; the Company’s ability to maintain adequate third-party reimbursement for XHANCE (market access) including any future indication; the prevalence of chronic sinusitis and market opportunities for XHANCE may be smaller than expected; the Company’s ability to efficiently generate XHANCE prescriptions and net revenues; unanticipated costs and expenses; the Company's ability to achieve its financial guidance; potential for varying interpretation of the results from the ReOpen program; uncertainties related to the clinical development program and regulatory approval of XHANCE for the treatment of chronic sinusitis; the Company’s ability to comply with the covenants and other terms of the Amended and Restated Pharmakon Note Purchase Agreement; the Company's ability to continue as a going concern; risks and uncertainties relating to intellectual property; and the risks, uncertainties and other factors discussed under the caption "Item 1A. Risk Factors" and elsewhere in the Company’s most recent Form 10-K and Form 10-Q filings with the Securities and Exchange Commission - which are available at www.sec.gov. As a result, you are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statements made in this press release speak only as of the date of this press release, and the Company undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531

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